Exhibit 10.14

                            EMPLOYMENT AGREEMENT

      This Agreement, made and entered into as of the 4th day of August, 2003 by and between Donald L. Correll (the "Executive") of Franklin Lakes, New Jersey and Pennichuck Corporation (the "Corporation"), a New Hampshire corporation with principal offices in Nashua, New Hampshire.

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

                                  ARTICLE I
                                 EMPLOYMENT

      1.1. The Corporation hereby employs the Executive and the Executive hereby accepts employment with the Corporation on the date hereof for the Term (as defined below) of the Agreement, in the position and with the duties and responsibilities set forth in Article II below and upon the other terms and subject to the conditions hereinafter set forth.

                                 ARTICLE II
                    POSITION, DUTIES AND RESPONSIBILITIES

      2.1. During the Term of this Agreement, the Executive shall serve as the President, Chief Executive Officer and a director of the Corporation and of its subsidiaries, Pennichuck Water Works, Inc., Pennichuck East Utility, Inc., Pittsfield Aqueduct Company, Inc., The Southwood Corporation and Pennichuck Water Service Corporation. Subject only to the supervision, control and guidance of the Chairman of the Board and the Board of Directors of the Corporation (the "Board"), the Executive shall have all of the duties, responsibilities and authorities typically enjoyed by a president and chief executive officer of a corporation to control the day-to-day operations of the Corporation, including, by example but not by way of limitation, the responsibility for the overall operations of the Corporation, the supervision over the property, business and affairs of the Corporation and the power to hire and dismiss other employees.

      2.2. The Executive shall devote substantially all of his business time and attention to the business and affairs of the Corporation consistent with his executive position with the Corporation, except for vacations permitted pursuant to Section 5.4. and Disability (as defined in Section 7.3 hereof); provided that it is understood by the Corporation that the Executive shall continue to serve as a special advisor and member of the Board of Advisors


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of Underground Solutions, Inc., which shall require the services of the
Executive for approximately three to five business days each month. Nothing in this Agreement, however, shall preclude the Executive from engaging in charitable activities, community affairs and corporate boards, or giving attention to his investments provided that such activities do not interfere with the performance of his duties and responsibilities enumerated within this Agreement as determined by the Board.

                                 ARTICLE III
                                    TERM

      3.1. Unless terminated sooner in accordance with the terms hereof, the term of employment under this Agreement ("Term") shall be for the period commencing on August 4, 2003 ("Effective Date") and ending three (3) years from the Effective Date; provided, however, that commencing on the second anniversary of the Effective Date and on or about each anniversary of the Effective Date thereafter, the term of this Agreement may be extended for subsequent one (1) year periods by vote of the Board of Directors, and in which case the provisions hereof shall remain applicable for each of such subsequent two-year periods.

                                 ARTICLE IV
                                COMPENSATION

      4.1. Base Salary. The Executive shall be paid a base salary (the "Base Salary") equal to two hundred fifty thousand dollars ($250,000) per annum for the Term. The Base Salary shall be payable to the Executive in installments, less state and federal income tax withholdings and other normal employee deductions, on the date on which the Corporation's other executive officers are paid, but in no event less frequently than monthly. The Base Salary shall be reviewed by the Board each year (on or about the first business day of each calendar year) and shall be subject to adjustment in the absolute discretion of the Board taking into account additional responsibilities, if any, which may have been assigned to him, corporate and individual performance and general business conditions.

      4.2. Incentive Compensation. During the Term, the Executive shall generally be entitled to participate in any bonus and incentive compensation plans which may be made available to executive officers of the Corporation. Provided however, that the Executive shall be paid a minimum guaranteed bonus of twenty three percent (23%) of his Base Salary for fiscal year 2003 on a pro rated basis to be paid at the same time as such payments are ordinarily made to the executive officers of the Corporation; thereafter, the Executive is entitled to receive an annual bonus equal to up to one hundred thirty percent (130%) of the


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initial minimum guaranteed bonus or up to thirty percent (30.0%) of his then
Base Salary as determined by the Compensation and Benefits Committee of the Board based on the Corporation's financial performance and the Executive's overall performance.

      4.3. Stock Options. During the Term, the Executive shall generally be entitled to participate in any stock option plan or plans which may be made available by the Corporation. Provided that, on the Effective Date, the Executive shall be granted thirty thousand (30,000) non qualified options to acquire common shares of the Corporation pursuant to the Corporation's existing stock option plans; said options will vest over a three year period, with one third or ten thousand options vesting at the end of calendar year 2003 and an additional one third or ten thousand options vesting at the end of each calendar year thereafter; and provided further, all of said options shall vest immediately in the event the Executive's employment is terminated before or after a "Change of Control" (as that term is defined in section 7.2 hereof). The Executive may receive additional stock option grant awards at the discretion of the Board on or about the month of March of each calendar year during the Term. The parties agree to hereafter give due consideration to the use of a 'supplemental executive retirement plan' for the benefit of the Executive in lieu of or in addition to the grant of additional stock options or restricted stock to the Executive.

      Federal, state, and local withholding, social security, and other appropriate taxes shall be deducted from all compensation paid to, or provided by the Corporation for, Executive as and to the extent required by law.

                                  ARTICLE V
                            FRINGE BENEFIT PLANS

      5.1.  Employee Benefit Programs. The Executive shall be entitled to
(A) receive dental insurance coverage, as and to the extent provided by the Corporation to its executive officers; (B) receive group life and disability coverage, as and to the extent provided by the Corporation to its executive officers; (C) receive insurance on the life of the Executive in the amount of four (4) times his annual salary, and (D) be a full participant in (1) all of the Corporation's pension and other retirement plans and profit-sharing plans, if any, or equivalent successor plans, if any, that may hereafter be adopted and maintained by the Corporation. in each case with at least the same opportunity to participate therein as shall be applicable to other executive officers of the Corporation and (2) all of the Corporation's other benefit plans which may be in effect from time to time. In addition, in lieu of medical insurance coverage, the Executive shall be entitled to receive (i) a monthly payment of one hundred fifty dollars ($150) in order to compensate the Executive for premium due on existing medical insurance benefit plan to which the Executive is entitled to participate, (ii) the amount of any co-pay and deductible the Executive is required to pay under said plan, as


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well as (iii) reimbursement for the cost of an annual physical examination;
the Executive agrees to cooperate with and furnish such receipts or other evidences of payment as the Corporation may require with respect to such reimbursed costs. Further, the Corporation shall provide the Executive with
(a) short term disability coverage encompassing up to sixty percent (60%) of his then Base Salary for a period of up to twenty six (26) weeks, as well as
(b) long term disability coverage (at the Executive's option) encompassing up to sixty percent (60%) of his then Base Salary up to a maximum benefit of six thousand dollars ($6,000) per month. The Corporation acknowledges that the Executive currently meets the eligibility criteria for participation in all of the Corporation's present employee benefit programs.

      5.2. Reimbursement of Expenses. It is contemplated that in connection with the Executive's employment hereunder, the Executive may be required to incur business, entertainment and travel expenses. The Corporation agrees to promptly reimburse the Executive in full for all reasonable out-of-pocket business, entertainment and other related expenses (including all expenses of travel and living expenses while away from home on business at the request of, and in the service of, the Corporation) incurred or expended by the Executive incident to the performance of his duties hereunder; provided, that the Executive properly accounts for such expenses in accordance with the policies and procedures established by the Board and applicable to the executive officers of the Corporation.

      5.3 Automobile. The Executive shall be provided the use of an automobile. The Corporation shall pay all gas, upkeep and maintenance on said vehicle; provided, however, that the value of any personal use thereof shall be included in the Executive's taxable wages reported by the Corporation as and to the extent required by applicable law.

      5.4. Vacation. The Executive shall be entitled, in each year during the Term, to the number of paid vacation days determined by the Corporation from time to time to be appropriate for its executive officers, but in no event less than four (4) weeks in any such year (pro-rated, as necessary, for partial calendar years during the Term). The Executive may take his allotted vacation days at such times as are mutually convenient for the Corporation and the Executive, consistent with respect to its executive officers. The Executive shall also be entitled to all paid holidays given by the Corporation to its executive officers.

      5.5 Membership. The Corporation will provide a membership for Executive at the Nashua Country Club for business use. The Corporation will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with his business duties on behalf of the Corporation.


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      5.6   Relocation Assistance. The Executive shall be entitled to
receive additional compensation from the Corporation to assist the Executive in establishing residency in the Nashua, New Hampshire area; the amount of such compensation will not exceed sixty thousand dollars ($60,000) and is intended to assist the Executive with the costs of such relocation expenses, such amount to be based on the 'after-tax' cost to the Executive of such expenses.

                                 ARTICLE VI
                               INDEMNIFICATION

      The Executive shall be entitled, at all times, to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Corporation's Articles of Incorporation and Bylaws, and under the laws of the State of New Hampshire. Such indemnification shall survive the termination of this Agreement unless such termination is for "Cause" (as that term is defined in Section 7.2 below). In addition, the Corporation shall have and maintain in full force and effect an officers' liability insurance policy providing such coverages, exclusions and deductibles as the Corporation and the Executive shall reasonably agree and as is available on a reasonable premium basis.

                                 ARTICLE VII
                                 TERMINATION

      7.1. Termination by the Executive. The Executive may terminate his employment hereunder for any reason at any time upon at least thirty (30) days prior written notice to the Corporation. In the event the Executive terminates his employment, the Executive shall receive accrued but unpaid salary, bonus (if any) and benefits through the last day of employment only.

      7.2. Termination by the Corporation. The Corporation may terminate Executive's employment hereunder at any time upon thirty (30) days prior written notice to the Executive, and with or without Cause, with no liability whatsoever with respect to such date of termination, other than the obligation to pay or cause to be paid accrued but unpaid salary and bonus, if any, as provided in Section 7.1 above; provided, however, that if the Corporation terminates the Executive other than for Cause, the Corporation shall provide the Executive with severance benefits, payable as a lump sum, equal to the greater of (A) the Executive's then current salary and fringe benefits provided hereunder, including any bonus for which he may be entitled, for the remaining term of this Agreement, or (B) the Executive's then current salary and fringe benefits provided hereunder, including any bonus for which he may be entitled, for the period of twelve
(12) months from the date of


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termination; and provided further that if the Executive's employment is terminated for Cause, the Corporation shall after the date of such termination have no further obligations under this Agreement.

      For purposes hereof, "Cause" shall be deemed to exist if the Executive is a subject of a finding by the Corporation's Board of Directors that

            (i) as to the Executive's actions or omission to act concerning the Corporation, or any subsidiary or affiliate thereof, and/or its or their affairs, he has been personally dishonest, engaged in willful misconduct or fraud, breached a fiduciary duty involving personal profit or willfully violated any law, rule, regulation or cease and desist order, or

            (ii) the Executive has intentionally failed to perform the duties reasonably assigned to him by the Bylaws of the Corporation or by the Corporation's Board of Directors.

      In the event the Executive's employment is terminated by the Corporation within twelve (12) months before or after a "Change of Control" (as that term is defined below), the Corporation shall provide the Executive with severance benefits, payable as a lump sum, equal to the Executive's then current salary and fringe benefits for the period of twenty-four (24) months from the date of termination; provided that if the Executive's employment is so terminated within the first year of the Term, the Executive shall also receive the amount of such severance benefits pro rated for the remaining period in such first year of employment hereunder. For purposes hereof, a "Change of Control" shall be deemed to have occurred if any of the following have occurred:

            (i) any individual, corporation (other than the Corporation), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as a result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions described in subdivision (ii) following) of securities of the Corporation possessing fifty-one percent (51%) or more of the voting power for the election of directors of the Corporation;

            (ii) there shall be consummated any consolidation, merger or stock-for-stock exchange involving securities of the Corporation in which the holders of voting securities of the Corporation immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Corporation (or if the Corporation does not survive such transaction, voting securities of the


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      corporation surviving such transaction) having less than fifty percent
      (50%) of the total voting power in an election of directors of the Corporation (or such other surviving corporation);

            (iii) "approved directors" shall constitute less than a majority of the entire Board of Directors of the Corporation, with "approved directors" defined to mean the members of the Board of Directors of the Corporation as of the date of this Agreement and any subsequently elected members of the Board of Directors of the Corporation who shall be nominated or approved by a majority of the approved directors on the Board of Directors of the Corporation prior to such election; or

            (iv) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (ii) above), of all, or substantially all, of the assets of the Corporation or its subsidiaries to a party which is not controlled by or under common control with the Corporation; provided however, that the sale, whether voluntary or pursuant to the exercise of the power of eminent domain, of one or more of the Corporation's water utility subsidiaries, or the related assets thereof, arising from or related to the ongoing municipalization efforts of the City of Nashua and/or affected New Hampshire municipalities, shall not constitute the occurrence of a Change of Control under this Agreement.

      7.3. Disability of the Executive. In the event the Executive shall be prevented from rendering the essential functions of his position, with or without reasonable accommodation, unless such accommodation would cause the Corporation undue hardship, by reason of Disability, the Corporation shall have the right to declare upon two (2) weeks prior written notice rendered to the Executive, a Disability termination, whereupon the Executive shall receive the Disability compensation provided by the Corporation's disability insurance coverage. The Corporation may, in its sole discretion, accelerate the payment of any amount payable under this Section 7.3. For purposes hereof, the term "Disability" means a condition caused by mental or physical illness or injury which (i) prevents the Executive from performing his normal duties for an aggregate of at least six months out of any twelve-month period and (ii) a doctor reasonably satisfactory to both the Executive and the Corporation certifies at the end of such six-month period that the Executive will continue to be prevented from performing his duties as a result of his disability due to mental or physical illness or injury.

      7.4. Death of the Executive. In the event the Executive dies during the Term, this Agreement shall automatically terminate without notice on the date of his death, and the


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Corporation shall have no further obligations hereunder except that the
Corporation shall pay or cause to be paid to the Executive's designated beneficiary, or, failing such designation, his estate, any salary, bonus and benefits due to the Executive in the amounts and to the extent such payments are provided by the Corporation.

                                ARTICLE VIII
                                   NOTICES

      Any notice or other communication ("Notice") pursuant to this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, to the other party. In the case of the Corporation, any such notice shall be delivered or mailed to its principal office. In the case of the Executive, any such notice shall be delivered in person or mailed to his last known address as reflected in the records of the Corporation.

                                 ARTICLE IX
                                 ASSIGNMENT

      The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or otherwise assign this Agreement. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation.

                                  ARTICLE X
                                 ARBITRATION

      Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration conducted in Nashua, New Hampshire or other mutually agreeable location. The matter will be heard promptly by a single arbitrator selected by mutual agreement by the Corporation and the Executive. Should the Corporation and the Executive be unable to agree upon an arbitrator within a 30 day period, an arbitrator will be selected in accordance with the commercial arbitration rules of the American Arbitration Association. Unless the parties mutually agree otherwise, once appointed, the arbitrator will make all rulings on procedural and evidentiary matters and will determine the date, time and place of any hearings. The arbitrator will issue a written decision within 30 days of the hearing or submission to him. The arbitrator's decision will be final and binding on all parties. Any arbitration conducted hereunder is subject to the provisions of RSA 542.


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                                 ARTICLE XI
                          CONFIDENTIAL INFORMATION

      At all times during and after his employment with the Corporation, the Executive shall treat as confidential and shall not divulge, furnish or make known to or accessible to, or use for the benefit of anyone other than the Corporation, any confidential information concerning the Corporation obtained during the course of the Executive's employment. Confidential information includes, but is not limited to: ideas, inventions, discoveries, developments, processes, designs, formulas, patterns, devices, programs, methods, techniques, compilations of scientific, technological or business information, proprietary information, and trade secrets. The Executive agrees that during the term of and following the termination of his employment with the Corporation, he will not disclose to any person or use in any way any such confidential information, other than (i) information that is generally known in the Corporation's industry or acquired from public sources, (ii) as required by any court, supervisory authority, administrative agency or applicable law, or (iii) with the prior written consent of the Corporation.

                                 ARTICLE XII
                               NON-COMPETITION

      The Executive agrees that during the Term and for a period of twelve
(12) months after the Term expires, he will not engage in any activity or business endeavors which directly competes with the regulated water utility business operations conducted by the Corporation within the New England region, so called, encompassing the states of New Hampshire, Maine, Vermont, Massachusetts, Rhode Island and Connecticut. The Executive agrees not to divert or attempt to divert from the Corporation any of its existing regulated water utility business within said New England region, and particularly not influence or attempt to influence any of the Corporation's water utility customers to do business with any other regulated water utility business; and further, he will not solicit or attempt to solicit directly or indirectly any employee of the Corporation to leave its employ to join any other regulated water utility business. In addition to constituting a material breach of this Agreement, failure to comply with the provisions of this Article XII in any material respect will result in the Executive's forfeiting any payments to which he might otherwise be entitled hereunder and/or the reimbursement to the Corporation upon demand of any payments previously paid to Executive upon termination of employment. The parties agree that the Corporation may pursue any remedy under law or at equity, including specific performance and injunctive relief, to protect its rights hereunder and that money damages alone will be inadequate. This
Article XII shall survive the termination of this Agreement.


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                                ARTICLE XIII
                                MISCELLANEOUS

      13.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and replaces all prior agreements relating to said subject matter.

      13.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without reference to its conflicts of law provisions.

      13.3. Waivers and Modifications. This Agreement may not, in whole or in part, be waived, changed, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the parties hereto. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach hereof or as a waiver of any other provision of this Agreement.

      13.4. Severability. In any case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

      13.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

      13.6. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.


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      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.


WITNESS:                               PENNICHUCK CORPORATION


/s/ Denis J. Maloney                   By: /s/ Charles E. Clough
--------------------                       ---------------------
                                           Chairman of Compensation and
                                           Benefits Committee of
                                           Board of Directors


/s/ Sharen A. Weston                   /s/ Donald L. Correll
--------------------                   ---------------------
                                       Executive


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